Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement of 1st Source Corporation (the “Company”) on Form S-8 of our reports dated February 18, 2021 on our audits of the consolidated financial statements as of December 31, 2020 and 2019, and for the years ended December 31, 2020, 2019, and 2018, which report is included in the Company’s Annual Report on Form 10-K.  We also consent to the incorporation by reference of our report dated February 18, 2021 on our audit of the effectiveness of internal control over financial reporting, which report is included in the Company’s Annual Report on Form 10-K.

/s/ BKD, LLP
Fort Wayne, Indiana
April 30, 2021